PRESS RELEASE

For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact
Dita Bronicki	Todd Fromer / Marybeth Csaby
CEO and President	KCSA Worldwide
+1-775-356-9029	212-896-1215/212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com/mcsaby@kcsa.com

Ormat Technologies, Inc. Announces
Offering of 2.5 Million Shares of Common Stock

RENO, Nevada, December 14, 2006 — Ormat Technologies, Inc. (NYSE: ORA) today announced that it has agreed to sell 2,500,000 ordinary shares to Lehman Brothers in a block trade. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and became effective on January 31, 2006. A prospectus supplement relating to the offering was filed today with the Securities and Exchange Commission.

A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from Lehman Brothers by contacting ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, New York, 11717, by email: monica_castillo@adp.com or fax: (631) 254-7268.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Ormat Technologies

Ormat Technologies, Inc. is a vertically integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal and recovered energy-based power plants. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat products and systems are covered by more than 70 patents. Ormat currently operates the following geothermal and recovered energy-based power plants: in the United States – Brady, Heber, Mammoth, Ormesa, Puna, Steamboat and OREG 1; in the Philippines – Leyte; in Guatemala – Zunil; in Kenya – Olkaria; and in Nicaragua – Momotombo.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are ‘‘forward-looking statements’’ as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see ‘‘Risk Factors’’ as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2006 and the Prospectus Supplement filed with the Securities and Exchange Commission on December 14, 2006.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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